Exhibit 23(A)



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2000 relating to the financial statements and financial statement schedules of Old Republic International Corporation, which appear in Old Republic International Corporation's Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A1, respectively, for the year ended December 31, 1999.

We also consent to the incorporatin by reference in this Registration Statement of our report dated April 28, 2000 relating to the financial statements, which appears in the Form 11-K Annual Report of Great West Casualty Company Profit Sharing Plan in Amendment No. 4 to the Annual Report on Form 10-K/A4 for the year ended December 31, 1999.





                                                 /s/ PricewaterhouseCoopers LLP



June 28, 2000
Chicago, Illinois